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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13D-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (AMENDMENT NO. __)(1)

                              SONUS NETWORKS, INC.
           -----------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
           -----------------------------------------------------------
                         (Title or Class of Securities)

                                   835916107
           -----------------------------------------------------------
                                 (CUSIP Number)

                               DECEMBER 31, 2000
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           / /  Rule 13d-1(b)
           / /  Rule 13d-1(c)
           / /  Rule 13d-1(d)

---------------------------------

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes). (Page 1 of 7 Pages)

                              (Page 1 of 7 Pages)

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CUSIP No. 835916107              13G   Page 2 of 6

-------------------------------------------------------------------------------
 1        NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          HASSAN M. AHMED  SSN:0545556951
-------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (SEE INSTRUCTIONS)
                                                              (a) / /
                                                              (b) / /
-------------------------------------------------------------------------------
 3        SEC USE ONLY

-------------------------------------------------------------------------------
 4        CITIZENSHIP OF PLACE OR ORGANIZATION

          U.S.

-------------------------------------------------------------------------------
                                  5         SOLE VOTING POWER

   NUMBER OF                                6,749,997
                                            -----------------------------------
    SHARES                        6         SHARED VOTING POWER
  BENEFICIALLY
   OWNED BY                                 0
                                            -----------------------------------
     EACH                         7         SOLE DISPOSITIVE POWER
   REPORTING
    PERSON                                  6,749,997

                                            -----------------------------------
     WITH                         8         SHARED DISPOSITIVE POWER

                                            0
-------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,749,997
-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                           X

          Does not include 2,906,000 shares of Sonus common stock held in trust for the benefit of Mr. Ahmed's two minor children.
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  5.3%

-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)  INDIVIDUAL
-------------------------------------------------------------------------------

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CUSIP No. 835916107          13G                    Page 3 of 6

ITEM 1(a).        NAME OF ISSUER:

Sonus Networks, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

5 Carlisle Road
Westford, MA  01886

ITEM 2(a).        NAME OF PERSON FILING:

         Hassan M. Ahmed

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  5 Carlisle Road
                  Westford, MA  01886

ITEM 2(c).        CITIZENSHIP:

                  U.S.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  835916107
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CUSIP No. 835916107          13G                    Page 4 of 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) / /  Broker or dealer registered under Section 15 of the Act.
     (b) / /  Bank as defined in Section 3(a)(6) of the Act.
     (c) / /  Insurance company as defined in Section 3(a)(19) of the Act.
     (d) / / Investment company registered under Section 8 of the Investment Company Act.
     (e) / /  Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
     (f) / / Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
     (g) / / Parent holding company, in accordance with Rule 13d-1(b)(1)(ii)(G).
     (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
     (i) / / Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
     (j) / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. X

ITEM 4.  OWNERSHIP:

     (a) Amount beneficially owned:  6,749,997
     (b) Percent of class:  5.3%
     (c)

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:   N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         N/A

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CUSIP No. 835916107          13G                    Page 5 of 6

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:   N/A

ITEM 10. CERTIFICATION:

         By signing below, the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 835916107          13G                    Page 6 of 6

                                    SIGNATURE

           After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                              2/14/01
                                            -----------
                                              (Date)

                                 By: /s/ Hassan Ahmed
                                    -------------------------------------------
                                 Name: Hassan Ahmed
                                 Title: N/A